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                                                                   Exhibit 10(o)

                          CONTRACT FOR THE PURCHASE AND

                            BARGAIN SALE OF PROPERTY

         THIS AGREEMENT, made as of the 16th day of December, 2002, by and among GLATFELTER PULP WOOD COMPANY, formerly known as The Glatfelter Pulp Wood Company, a Maryland corporation (hereinafter referred to as "Seller"), THE CONSERVATION FUND, A NON-PROFIT CORPORATION (hereinafter referred to as "TCF"), and FIDELITY NATIONAL TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent ").

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of the Property (as hereinafter defined); and has determined that it wishes to bargain sale same to TCF;

         WHEREAS, TCF desires to purchase and Seller desires to bargain sell the Property as an installment sale (the "Installment Sale");

         NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

         1. Agreement of Purchase and Bargain Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to bargain sell to TCF and TCF agrees to buy from Seller all of the following described property (collectively, the "Property"):

         (a) fee simple interest in and to those certain tracts or parcels of land in Charles, Caroline, Dorchester, Somerset, St. Mary's, Wicomico and Worcester Counties, Maryland, containing approximately 25,568 acres, all of which tracts or parcels are more fully described in Exhibit A attached hereto, together with all buildings, structure and other improvements located thereon, all tenements: hereditaments, easements, appurtenances and

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privileges thereto belonging, all trees, timber, sand, gravel and crops now located thereon or thereunder (said land, together with said buildings, structures, improvements, tenements, hereditaments, easements, appurtenances, privileges, trees, timber, sand, gravel and crops being hereinafter referred to as the "Real Property");

         (b) to the extent Seller has the right to assign the same, all of Seller's right, title and interest in and to the leases, subleases, contracts, licenses and permits described on Exhibit B attached hereto and any renewals thereof (collectively, the "Leases");

         (c) all of Seller's non-proprietary files and records relating to the Real Property (excluding any financial records) (the "Books and Records"),

         The parties agree that if any portion of the Real Property is deleted or taken pursuant to either of paragraphs 5(b)(iii), 7, 8(a) or 8(c) below, then the term "Red Property" shall no longer include such deleted portion.

         2.       Purchase Price: Earnest Money.

         (a) Subject to adjustment as provided in paragraphs 4, 5(b)(ii), 7, 8(b), 8(c) and 11 hereof, the purchase price for the Property (the "Purchase Price") shall be Thirty-Seven Million Eight Hundred Fifty Thousand and No/100 Dollars ($37,850,000.00). The Purchase Price will be payable on the Closing Date (as hereinafter defined) by delivery by TCF to Seller or its assignee of an installment promissory note (the "Installment Note") for the Purchase Price secured by a letter of credit and issued in conformity with the requirements of and subject to the terms and provisions set forth on Exhibit D attached hereto (the "Installment Sale Terms"). The forms of all documents to be executed by Seller and/or TCF in connection with the Installment Sale, including, without limitation, the Installment Note shall be in form reasonably acceptable to the parties. Seller acknowledges and agrees that Seller shall be solely responsible for all of TCF's additional fees, costs, and expenses incurred in connection with the Installment Sale

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structure of this transaction including but not limited to costs incurred in connection with obtaining the letter of credit, documenting the transaction as an installment sale and preparing the installment promissory note. Seller further acknowledges that TCF is making no representation or warranty concerning the Seller's use of the Installment Sale structure, including but not limited to the tax consequences thereof. TCF agrees to reasonably cooperate with Seller in structuring and documenting the Installment Sale including, without limitation, providing all reasonable information requested by Seller's structuring agent; provided, however, TCF shall not be required to incur any additional cost or assume any additional liabilities or obligations not expressly contemplated under the Agreement.

         (b) Within five (5) business days after the effective date of this Agreement, TCF will deliver to Escrow Agent the sum of $200,000 (said sum, together with all interest earned thereon, is referred to herein as the "Earnest Money"), which sum shall be held by Escrow Agent in an interest bearing account and shall be disbursed in accordance with the further provisions of this Agreement. At Closing, Escrow Agent shall return the Earnest Money to TCF.

         3.       Closing.

         (a) The execution and delivery of the documents and instruments for the consummation of the purchase and sale of the Property pursuant hereto (herein referred to as the "Closing") will take place at 1O:OO a.m. on or before the date which is twenty (20) days after the expiration of the Inspection Period, as that term is defined below in Section 5 (the "Closing Date") at the offices of Seller's Title Company In Maryland, subject to extension as provided in paragraphs 5(b), 6, 7, 8 and 29 hereof, or such other date and time, and/or such other location, as may be mutually agreeable to Seller and TCF. Notwithstanding the foregoing, the parties will use reasonable efforts to close on or before January 15, 2003, provided that TCF is able to

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successfully complete all of its due diligence of the Real Property, as contemplated herein, prior to January 15,2003 and Seller has sufficient time to complete transaction documents required for the Closing. Seller may elect not to attend the Closing so long as all documents to be executed by Seller in connection with the consummation of the transactions contemplated herein are delivered to Escrow Agent not later than two (2)days prior to Closing.

         (b) At the Closing, Seller will execute and deliver to TCF (i) seven or more special warranty deeds conveying the Real Property to TCF subject only to the Permitted Encumbrances (as hereinafter defined), (ii) a bill of sale with respect to the Books and Records, (iii) an affidavit as to the non-foreign status of Seller (or, if Seller is a foreign person, Seller will deliver to TCF a withholding exemption certificate pursuant to Section 1445 of the Internal Revenue Code of 1954, as amended), (iv) an assignment of the applicable Leases (as hereinafter defined) (the "Assignment of Leases"); if any, with rents to be pro-rated at Closing (v) an owner's affidavit in form satisfactory to TCF's title insurer, (vi) such assignments and other documents as are necessary to assign unto TCF any Forest Management Conservation Agreements, and (vii) such other deeds, assignments, certificates, affidavits and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and to obtain the issuance of the title insurance policy insuring TCF's fee simple title to the Real Property as of the date of the Closing. All of the foregoing documents shall be in form and content reasonably satisfactory to Seller and TCF.

         (c) At the Closing, TCF will execute and deliver to Seller (i) the Assignment of Leases, and (ii) such other deeds, assignments, certificates, affidavits and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby, including the Installment Note, the TSA (as described below in Section 13) and such other instruments as are required pursuant to Exhibit D hereof to consummate the installment sale in

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accordance therewith, which documents shall be in form reasonably satisfactory to Seller and TCF.

         (d) The parties agree to do such other acts and execute and deliver such other documents and instruments as are reasonably necessary or desirable for the consummation of the transactions contemplated hereby.

         4. Acreage Verification. TCF shall have the right at any time prior to Closing to independently verify the number of acres contained within the Real Property. In the event TCF determines that the Real Property contains less than 25,312 acres, the Purchase Price shall be reduced by an amount equal to the product of (a) the difference between 25,312 minus the number of acres contained within the Real Property as verified by TCF multiplied by (b) $1,480.37. In the event TCF determines that the Real Property contains more than 25,823 acres, the Purchase Price shall be increased by an amount equal to the product of the difference between the number of acres contained within the Real Property, as verified by TCF, minus 25,823 multiplied by $1,480.37, provided however, that if the Purchase Price is increased by more than $500,000 TCF may elect to terminate this Agreement, in which event the Earnest Money shall be returned to TCF and neither party shall have any further rights or obligations hereunder. If Seller disputes the acreage verification, the dispute will be resolved pursuant to Paragraph 29 hereof.

         5.       Title.

         (a) Seller agrees to convey to TCF or a supporting organization thereof qualifying for bargain sale treatment under the Internal Revenue Code good and marketable fee simple title to the Real Property at the Closing by special warranty deed.

         (b) TCF shall have the right to obtain, at its sole cost and expense, a commitment for an owner's policy of title insurance issued by Fidelity National Title Insurance

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Company (the "Title Company") having an insured amount equal to the Purchase
Price (the "Title Commitment"). TCF will have from the date of this Agreement until 5:00 p.m. EDT on January 31, 2003 (as the same may be extended pursuant to paragraph 6 below, the "Inspection Period") to examine the title to the Real Property and furnish to Seller written notice of any objections to Seller's title to the Real Property, other than the matters set forth on Exhibit E attached hereto (the "Permitted Encumbrances"). Upon full execution this Agreement, Seller will make available to TCF, its contractors, agents and representatives copies of all maps and surveys in Seller's possession that relate to the Real Property. TCF shall also have the right to object to any title exceptions created or suffered between the date of the Title Commitment and the date of the Closing which do not constitute Permitted Encumbrances. Any title objections raised by TCF shall be provided on or before the expiration of the Inspection Period by written notice to Seller accompanied with a copy of that portion of the Title Commitment and all supplemental title documents evidencing and describing the nature of the title objection. Seller will have the right, but not the obligation, to cure or remove at or prior to the Closing all objections to Seller's title to the Real Property. In the event that TCF fails to give notice to Seller on or before the expiration of the Inspection Period of TCF's objection to any exception to Seller's title to the Real Property, such exception will be deemed to be a Permitted Encumbrance. In the event that TCF gives such notice of objection to any such exception and Seller fails or elects not to cure or remove such exception at or prior to the Closing, TCF, at its sole option, may elect either of the following:

                  (i)      waive the objection and proceed to Closing; or

                  (ii) subject to the conditions set forth in Section 5(e) below, delete the portion of the Real Property subject to any such uncured or unremoved exception from the real property conveyed by Seller to TCF at Closing, and the Purchase Price will be reduced by

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         an amount equal to the product of the number of acres contained within such deleted portion multiplied by the quotient of the Purchase Price divided by the acreage contained in the Real Property as determined in accordance with paragraph 4 above.

Notwithstanding the foregoing, in the event TCF timely delivers its notice of objection to any matter pursuant to this paragraph 5(b), the Closing, at Seller's election, shall be adjourned to the date which is twenty (20) days after the scheduled Closing Date to allow the parties adequate time to properly document the transactions contemplated hereunder.

         (c) So long as this contract remains in force, Seller will not enter into any new lease, modify or renew any existing lease or encumber or convey all or part of the Real Property or any interest therein, or enter into any agreement granting to any person any right with respect to the Real Property or any portion thereof, without the prior written consent of TCF, which consent shall not be unreasonably withheld or delayed so long as such action by Seller does not materially impair the value or TCF's contemplated use of the Property.

         (d) In the event the aggregate acres of those portions of the Property, if any, deleted from the transactions pursuant to this paragraph 5 or paragraph 7 below, together with the acres of the Property destroyed or damaged prior to Closing, as determined in accordance with paragraph 8(b) below exceeds 256 acres, then either party may terminate this Agreement, whereupon Escrow Agent shall return the Earnest Money to TCF and no party hereto will have any further rights, duties or obligations hereunder, other than those which expressly survive a termination hereof.

         (e) The parties acknowledge that the deletion by TCF from the transaction of any real property pursuant to Paragraphs 5(b) or 7 hereof (the "Excluded Acres") may require a subdivision of such Excluded Acres from certain other tracts TCF intends to acquire at Closing. Seller shall retain at Closing such Excluded Acres and the least amount of acreage contiguous

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with such Excluded Acres as is necessary to create a legal parcel for which no subdivision is required (the "Additional Acres") and subject to the provisions of Paragraph 5(d), the Purchase Price will be reduced on account of Seller's retention of the Additional Acres by an amount equal to the product of the number of acres contained within the Additional Acres multiplied by the quotient of the Purchase Price divided by the acreage contained in the Real Property as determined in accordance with Paragraph 4 above.

         6. Inspection. TCF will have from the date of this Agreement until the expiration of the Inspection Period to inspect the Real Property and, among other things, to perform timber cruises, environmental evaluations and verify compliance with applicable laws, ordinances and regulations. TCF and its agents, representatives, employees, engineers and contractors will have the right to enter upon the Real Property to inspect, examine, survey and make test borings, soil bearing tests, timber cruises and other engineering tests or surveys which it may deem necessary or advisable. Prior to entering upon the Property to conduct such activities, TCF shall deliver to Seller certificates of commercial general liability insurance with coverage amounts not less than $l,000,000 on an occurrence basis showing Seller as an additional insured thereunder. TCF hereby agrees to return the Real Property to substantially the same condition that existed prior to Purchaser's activities. TCF further agrees to indemnify and hold Seller harmless for any and all cost and expense resulting from claims or damages caused by said inspections, examinations and tests. Upon full execution of this Agreement, Seller will make available to TCF, its agents, contractors and representatives, at Seller's offices all non-privileged, non-proprietary materials relating to the Real Property in the possession of Seller or its agents or attorneys, including without limitation, all aerial photographs, maps, charts, existing surveys, timber cruises, previous deeds, leases, reports, timber type maps, timber inventories, soil maps, growth and yield information, harvest schedules, and timber bid customer lists relating

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to the Real Property. In the event TCF, after using commercially reasonable efforts, is not able to complete its due diligence inspections of the Property prior to the expiration of the Inspection Period, TCF shall have the right, upon written notice to Seller delivered prior to the expiration of the Inspection Period to extend the Inspection Period for an additional ten (10) days. In such event, the Closing Date shall be postponed to a mutually acceptable date not later than the date which is twenty (20) days after the expiration of the Inspection Period, as extended hereunder. In the event TCF in its sole and absolute discretion is not satisfied for any reason whatsoever with the Property, then TCF may terminate this Agreement by delivering written notice to Seller at my time prior to the expiration of the Inspection Period, whereupon Escrow Agent shall return the Earnest Money to TCF and no party will have any further rights, duties or obligations under this Agreement other than those which expressly survive a termination hereof. In such event, TCF shall promptly deliver to Seller, without representation or warranty, all title materials, environmental reports and other third party reports (other than any appraisal or cruise results) obtained by TCF in connection with its inspections or investigations of the Property.

         7. Environmental Audit. TCF will have the right at any time before the expiration of the Inspection Period to perform or cause to be performed, at TCF's expense, a non-invasive environmental audit or assessment of the Real Property. In the event that such audit or assessment reveals that
(i) any portion of the Real Property has ever been used as a landfill to receive solid wastes; (ii) has been affected by or contains any underground storage tank or storage facility; (iii) has ever been used for dumping, discharge, treatment, storage of hazardous wastes or hazardous substances; (iv) is in violation of any law, ordinance, notice requirement, rule or regulation because of its environmental and/or ecological condition; or (v) is identified by TCF's consultant as a "high risk" parcel or acre (in each instance, an "Environmental Defect"), TCF shall promptly notify Seller and, subject to the provisions of paragraph 5(d) and (e) above,

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TCF may delete the portion of the Real Property subject to such Environmental
Defect from the real property conveyed by Seller to TCF at the Closing, and the Purchase Price will be reduced by an amount equal to the product of the number of acres contained within such deleted portion multiplied by the quotient of the Purchase Price divided by the acreage contained in the Real Property as determined in accordance with paragraph 4 hereof. In the event TCF notifies Seller of any Environmental Defect, Seller, at its election, may adjourn the Closing until the date which is twenty (20) days after the scheduled Closing Date to allow the parties adequate time to properly document the transactions contemplated herein. In the event TCF objects to any Environmental Defect, TCF shall provide Seller with a copy of any environmental audit, assessment or report forming the basis for TCF's objection.

         8.       Condition of Property; Damage; Condemnation.

         (a) Seller agrees that at the Closing the Property will be in substantially the same condition as exists on the date hereof, subject to condemnation and casualties beyond Seller's control and Seller's harvest of timber in the ordinary course of business. During the pendency of this Agreement, Seller shall not materially accelerate the volume of timber or the species harvested relative to Seller's past practices. All risk of loss to the Property or any part thereof prior to the Closing will be borne entirely by Seller. Except for timber harvesting conducted in the ordinary course of Seller's business, Seller will neither cut or remove nor permit the cutting or removal of any timber or trees or the mining of any oil, gas, gravel or other minerals located on the Real Property without the prior consent of TCF, which consent shall not be unreasonably withheld or delayed so long as such action by Seller does not materially impair the value or TCF's contemplated use of the Property. Seller shall keep detailed records on a load by load basis by species and category of the volume of timber harvested after the effective date of this Agreement and prior to Closing. Five (5) days prior to Closing (the "Adjustment Date"),

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an officer of Seller with knowledge of such matters shall deliver a certificate setting forth the total volume by species harvested by Seller during the pendency of this Agreement. The Purchase Price shall be reduced on account of such harvested timber by an amount equal to the sum of the products of the volume of each species and category of timber harvested multiplied by the applicable unit value for such species and category set forth on Exhibit F attached hereto and hereby made a part hereof. Within five (5) days after Closing, the Seller shall deliver to TCF another certificate setting forth the total volume by species harvested by Seller between the Adjustment Date and the Closing date, and shall deliver to TCF, or its assignee a check for the value of the timber harvested during such period, calculated in the same manner as described above.

         (b) If at my time prior to the Closing, the Property or any material part thereof (including, but not limited to, any timber or trees which are included as part of the Property) is destroyed or damaged by fire or other casualty, then TCF, subject to the provisions of paragraph 5(d) above, shall purchase the Property, whereupon the Purchase Price will be reduced as mutually agreed by Seller and TCF, or, in the event such parties are unable to agree within fifteen (15) days after TCF's receipt of notice of the occurrence of such damage or destruction, the Purchase Price will be reduced by an mount determined in accordance with the procedures set forth in paragraph 29 hereof. TCF's option under this paragraph 8(b) will be exercisable at any time on or before fifteen
(15) days after TCF's receipt of notice of the occurrence of such damage or destruction and the date of Closing will be extended to the extent necessary to permit the exercise of such option by TCF and the determination of the Purchase Price reduction. For purposes of this paragraph 8(b), a "material" part of the Property shall mean damage to the Property prior to Closing having an aggregate value, in TCF's good faith estimate, equal to or exceeding $50,000.

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         (c)      If at any time prior to the Closing, any action or proceeding is filed or threatened under which the Real Property or any part thereof may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, then TCF shall purchase the Real Property pursuant to this Agreement, notwithstanding such action or proceeding, and receive a credit against the Purchase Price in the amount of all proceeds of any awards paid to Seller with respect to the Real Property, or if such amounts have not been paid to Seller as of the Closing, Seller shall assign all of its rights to any such proceeds or awards.

         9.       Warranties and Representations.

         (a)      Seller hereby warrants and represents to TCF as follows:

                  (i) Seller owns good and marketable fee simple title to the Real Property, and will convey such title at the Closing by special warranty deed subject only to the Permitted Encumbrances.

                  (ii) Attached hereto as Exhibit B and hereby made a part hereof is a true and accurate summary of all leases, timber service agreements, licenses, permits, contracts and agreements affecting the Real Property; the Leases remain in full force and effect, and have not been modified or amended, and except as set forth on Exhibit B, no consent is required to be obtained to assign Seller's right, title and interest in, under and to the Leases to TCF and to Seller's actual knowledge neither party thereto is in default in the observance or performance of any of its duties or obligations thereunder.

                  (iii) There are no outstanding mineral leases affecting the Real Property and, to Seller's actual knowledge there are no current commercial mining activities occurring on the Red Property and no mining permits are currently issued and outstanding with respect to the Real Property or any portion thereof.

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                  (iv)     There is no pending or, to Seller's actual knowledge,
         threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may adversely affect Seller's ability to perform this Agreement or which may affect the Real
         Property.

                  (v) To Seller's actual knowledge, the Real Property is in compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal, state and local authorities and any other governmental entity having jurisdiction over the Real Property; and Seller has not received any notice from any such governmental entity of any violation of any of the aforesaid statutes, ordinances, rules, regulations, orders and requirements.

                  (vi) Seller has the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder, subject however to the final approval by its Board of Directors at its next regularly scheduled meeting currently planned to be held on December 17, 2002, and the final approval of its parent corporation's Board of Directors at its next regularly scheduled meeting, currently planned to be held on December 18, 2002.

                  (vii) This Agreement and the performance hereof by Seller will not contravene any law or contractual restriction binding on Seller.

                  (viii) Subject to subparagraphs (vi) and (ix) herein, Seller has the full right, power, and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller.

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                  (ix)     This Agreement has been duly executed and delivered
         by Seller and is subject to approval by Seller's Board of Directors and
         P. H. Glatfelter's Board of Directors, which, if granted; constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

                  (x) No portion of the Real Property has ever been used by Seller or by any third party with the affirmative consent of Seller as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous, and to Seller's actual knowledge there is and has been no Hazardous Waste stored, handled, installed or disposed in, on or about the Real Property. For purposes of this warranty, the term "Hazardous Waste" means any such materials, waste, contaminates, petroleum, crude oil or any fraction thereof or other substances as defined by cumulative reference to the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 USC Section 6901 et. seq. (RCRA); (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC
         Section 9601 et. seq. (CERCLA); (iii) the Hazardous Materials Transportation Act, 49 USC Section 1801, et. seq.; (iv) applicable laws of the State of Maryland; and (v) any federal, state or local regulations, rules or orders issued or promulgated under or pursuant to any of the foregoing or otherwise by any department, agency or other administrative, regulatory or judicial body. To Seller's actual knowledge there are no underground storage tanks situated in the Property nor have such tanks been previously situated thereon.

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                  (xi)     To Seller's actual knowledge, the Real Property is in
         substantially the same condition as existed on the date TCF inspected the Real Property. Since such date, there has been no material destruction or damage to the Real Property or any part thereof or any improvements, timber or trees thereon by fire or other casualty.

                  (xii) The Property does not constitute an asset of an employee benefit plan affiliated with Seller, as defined in Section 3(3) of ERISA.

                  (xiii) No party other than Seller has any right to conduct timbering operations on the Real Property or any right, title or interest in and to any timber located on the Real Property.

                  (xiv) To Seller's actual knowledge, the present use of the Real Property for the purpose of harvesting timber or any related purpose does not pose a danger to any Endangered Species, Critical Habitat or Habitat that would expose TCF to any liability under any applicable federal, state or local laws. For purposes of this warranty, the terms "Endangered Species", "Critical Habitat" and "Habitat" mean any such animal, vegetation, flora, fauna, other wildlife, ecosystem or geographic region as defined by cumulative reference to the following sources as amended from time to time: (i) the Endangered Species Act of 1973, 16 USC Section 1531, et. seq.; (ii) the applicable law of the State of Maryland, and (iii) any federal, state or local regulations, rules, or orders issued or promulgated under or pursuant to any of the foregoing or otherwise by any department, agency or other administrative, regulatory or judicial body.

                  (xv) Seller hereby certifies that the sale of the Property does not represent a transfer of all or substantially all of the assets of Seller.

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All warranties and representations will be true as of the date of this Agreement and, as of the date of the Closing. As used herein, the term "Seller's actual knowledge" means the actual knowledge of Peter Alexander and Thomas V. Bosky, the individual officers or employees of Seller having day-to-day responsibility for the oversight, management and operation of the Property. The foregoing representations and warranties shall survive the Closing for a period of twelve
(12) months from and after the Closing Date.

                  (xvi) Except for the foregoing representations and warranties, the Property is being conveyed hereunder as-is, where-is, without any representations or warranties, express or implied.

         (b) Seller hereby agrees to indemnify and hold harmless TCF from and against any liability, cost, damage, loss, claim, expense or cause of action (including but not limited to reasonable attorneys' fees and court costs) incurred by or filed against TCF as a direct result of any breach of any of the warranties or representations by Seller contained in this paragraph 9. The foregoing indemnity shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, such indemnity shall continue with respect to any breach of warranty or representation by Seller for which TCF has brought a claim against Seller during such twelve (12) month period.

         (c)      TCF hereby warrants and represents to Seller as follows:

                  (i) TCF is a non-profit corporation organized in accordance with Section 501(c)(3) of the Internal Revenue Code and is existing and in good standing under the laws of the State of Maryland;

                  (ii) TCF has the full right, power and authority to enter into this Agreement; and, with the exception of approval of this transaction by TCF's Board of Directors, no consent, approval, order or authorization is required to be

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         obtained by TCF in connection with the execution and delivery of this
         Agreement or the performance hereof by TCF; and

                  (iii) This Agreement has been duly executed by TCF and constitutes the valid and binding obligation of TCF, enforceable against TCF in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         10. Brokerage Commission. Seller and TCF each warrant and represent to the other that neither has incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller and TCF each agree to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including but not limited to attorneys' fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified party by reason of any action or agreement of the indemnifying party.

         11.      Taxes: Expenses.

         (a) Ad valorem real property taxes on the Real Property, special assessments, utility charges (if any) and all rental payments with respect to the Leases will be prorated as of the date of Closing. If actual tax bills for the calendar year of Closing are not available, said taxes will be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the calendar year of Closing. Seller will pay all timber taxes, severance taxes and any other taxes imposed with respect to timbering operations on the Real Property prior to the date of Closing and all income and/or capital gains taxes attributable to the sale of the Real Property, if any. Seller shall be responsible for any "roll back" taxes or similar taxes that relate to periods prior to the Closing and arise as a direct result of the consummation of the transactions contemplated hereunder. TCF shall be responsible for any "roll back" taxes or similar taxes imposed due to a change in the use of the Real Property by TCF after the Closing.

         (b) TCF will pay the cost of TCF's inspection of the Real Property, the costs of the title examination and preparation of the Title Commitment, the title insurance premium with respect to any owner's policy of title insurance obtained by TCF and recording fees in connection with the recordation of the deeds delivered at Closing. TCF will also pay one-half of all transfer taxes and/or recordation taxes imposed in connection with the recordation of the deeds delivered at Closing.

         (c) Seller will provide for and pay the costs associated with the preparation of Seller's special warranty deeds and will pay one-half of all transfer taxes in connection with the transfer of the Property and/or recordation taxes and the recordation of the deeds delivered at Closing. Seller shall pay all other taxes assessed in connection with the transfer of the Property. Seller shall pay all additional costs, fees and expenses incurred by TCF that would not otherwise have arisen in connection with Seller's sale of the Property to TCF on a non-installment sale basis, including reasonable attorneys fees not to exceed $25,000, incurred by TCF in connection with the installment sale structure of the transaction.

         (d) Each party will pay its respective costs and expenses of legal representation.

         12. Conditions. Unless waived by TCF, the obligations of TCF under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:

                  (i) the truth and accuracy in all material respects as of the date of the Closing of each and every warranty and representation herein made by Seller;

                  (ii) Seller's timely performance of and compliance with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Seller under this Agreement;

                  (iii) TCF's receipt at Closing of an owner's policy of title insurance in the amount of the Purchase Price and otherwise in form and substance reasonably satisfactory to TCF;

                  (iv) TCF shall have received prior to Closing the Maryland Board of Public Works approval of the transactions contemplated herein and public funds will be available at Closing; and

                  (v) TCF's Board of Directors will have approved the transaction at its regularly scheduled meeting on December 16, 2002.

                  (vi) The approval of this transaction by Seller's Board of Directors at its regularly scheduled meeting on December 17, 2002 and the approval of this transaction by the Board of Directors of Seller's parent, P. H. Glatfelter, at its regularly scheduled meeting on December 18, 2002.

                  [CONTINUED ON NEXT PAGE]

         In the event any of the above conditions are not satisfied on or before Closing, TCF will have the right, exercisable at TCF's sole election, to cancel this Agreement whereupon Escrow Agent shall return the Earnest Money to TCF and neither party hereto will have any further rights or obligations hereunder. Notwithstanding the foregoing, if the condition set forth in subparagraph (iv) above is not satisfied, or if TCF is otherwise unable for any other reason to raise by the Closing $37,850,000 for acquisition of the Real Property as contemplated herein, this Agreement shall be terminated, the Earnest Money Deposit shall be paid to the Seller and neither party hereto will have any further rights or obligation hereunder.

         13. Mutual Condition. Unless waived by Seller and TCF, the obligations of Seller and TCF under this Agreement are expressly made subject to Seller and TCF negotiating and agreeing to the terms of: 1) a timber supply agreement ("TSA") to be granted to Seller at Closing and 2) completing Exhibit B, Exhibit D and Exhibit E of this Agreement; and 3) favorable opinions from both parties' tax advisors or counsel regarding the structuring of this transaction as a bargain sale and installment sale. The TSA shall commence at Closing and terminate on December 31, 2010. The TSA shall be subject and subordinate to any conservation easement granted by TCF contemporaneously with Closing, which conservation easement is subject to Seller's prior written approval, which approval shall not be unreasonably withheld or delayed so long as such conservation easement does not materially interfere with Seller's rights to harvest timber pursuant to the TSA.

         14.      Default; Remedies; Escrow Agent.

         (a) If the purchase and sale of the Real Property is not consummated because of a breach by TCF in the performance or observance by TCF of any of its material covenants or obligations under this Agreement, then Escrow Agent shall pay the Earnest Money to Seller as full liquidated damages (the parties hereto acknowledging that Seller's damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable), said remedy being Seller's sole and exclusive remedy hereunder on account of any default by TCF, whereupon this Agreement will terminate and neither party will have any further rights, duties or obligations hereunder, other than those which expressly survive a termination hereof.

         (b) If the purchase and sale of the Property contemplated hereby is not consummated because of a breach by Seller in the performance or observance by Seller of any of its material covenants or obligations under this Agreement, then TCF shall be entitled to damages in an amount equal to TCF's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, which amount shall not exceed $200,000.

         (c)      The duties of Escrow Agent will be as follows:

                  (i) During the term of this Agreement, Escrow Agent will hold the Earnest Money, upon the delivery by TCF to Escrow Agent of the same, in an interest bearing account approved by TCF and will deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

                  (ii) If this Agreement is terminated without the mutual written agreement of Seller and TCF, or if Escrow Agent is unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute develops between Seller and TCF concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent will request joint written instructions from Seller and TCF and will deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions are not received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Seller and TCF, Escrow

         Agent will have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and TCF in respect thereof, and thereafter Escrow Agent will be discharged of any obligations in connection with this Agreement.

                  (iii) If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and TCF arising out of the holding of the Earnest Money in escrow, Seller and TCF will each pay Escrow Agent one-half of such reasonable and direct costs and expenses. Except for such costs and expenses, no fee or charge will be due or payable to Escrow Agent for its services as escrow holder.

                  (iv) By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this contract and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and TCF hereunder.

                  (v) TCF and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for gross negligence or willful misconduct; that Escrow Agent will never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that Escrow Agent may seek advice from its own counsel and will be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

         15. Assignment. Prior to Closing, TCF will have the right to assign its rights under this Agreement, in whole or in part, but only to an organization or entity which would allow Seller to claim bargain sale treatment of this transaction under the Internal Revenue Code, would not cause Seller to incur any "roll back" taxes or increased transfer taxes, and is previously approved by Seller in its reasonable discretion. Upon such assignment TCF will be relieved of liability hereunder. Contemporaneously with the Closing, TCF shall have the right to assign the provisions of this Agreement which survive the Closing, in whole or in part, to the ultimate title holders of the Property including, without limitation, an entity of the State of Maryland and The Forestland Group, LLC or an affiliate thereof, provided that the ultimate title holders assume said provisions which survive Closing and such assignment does not cause Seller to incur any "roll back" taxes or increased transfer tax, nor adversely impact bargain or Installment Sale considerations herein.

         16. No Waiver. No action or failure to act by any party hereto will constitute a waiver of any right or duty afforded to such party under this Agreement, nor will any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

         17. Governing Law. This Agreement will be governed by the laws of the State of Maryland.

         18. Notice. Any and all notices, elections and communications required or permitted by this Agreement will be made or given in writing and will be delivered in person, sent by facsimile with confirmed electronic receipt, sent by reputable overnight courier or sent by postage prepaid United States mail, certified or registered, return receipt requested, to the other parties at the addresses set forth below, or such other address or facsimile as may be furnished by notice in accordance with this paragraph. The date of notice given by personal delivery will be the date of such delivery. The effective date of notice by overnight courier or mail will be the date such notice is mailed.

         Seller:           Glatfelter Pulp Wood Company
                           Attn: Vice President and General Manager
                           228 S. Main Street
                           Spring Grove, PA 17362
                           Fax: (717) 225-2850

                           With copies to:

                           Glatfelter
                           Attn: Legal Department
                           96 South George Street, Suite 500
                           York, PA 17401-1434
                           Fax: (717) 846-2419

                           And:

                           Glatfelter
                           Attn: John R. Anke, Treasurer
                           96 South George Street, Suite 500
                           York, PA 17401-1434
                           Fax: (717) 846-7208

         TCF:              The Conservation Fund
                           584 Bellerive Drive
                           Suite 3-D
                           Annapolis, Maryland 21401
                           Attention: Jodi R. O'Day
                           Fax: (410) 757-0370

         with a copy to:   The Conservation Fund
                           1800 North Kent Street
                           Suite 1120
                           Arlington, Virginia 22209-2156
                           Attention: Richard Erdmann
                           Fax: (703) 525-4610

         with a copy to:   Sutherland Asbill & Brennan LLP
                           999 Peachtree Street, N.E.
                           Atlanta, Georgia 30309
                           Attention: Victor P. Haley
                           Fax: (404) 853-8806

         Escrow Agent:     Fidelity National Title Insurance Company
                           200 Galleria Parkway, Suite 1695

                           Atlanta, GA 30339
                           Attention: Kevin Wood
                           Fax: (770) 850-8222

         19. Entire Agreement. This Agreement contains the entire agreement among the parties hereto With respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

         20. Captions, The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

         21. Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this contract, will not be in any way impaired, it being the intention of the parties that this contract will be enforceable to the fullest extent permitted by 1aw.

         22. Duplicate Originals. This Agreement shall be executed in duplicate originals, both of which will be construed as original documents.

         23. Binding Effect. This Agreement will bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

         24.      Time of Essence. Time is of the essence of this Agreement.

         25. Bargain Sale. Purchaser acknowledges that it is Seller's intent to effectuate a "bargain sale" of the Property, i.e., a sale to a charitable organization at a price below fair market value wherein the difference is considered a charitable contribution under applicable sections of the Internal Revenue Code. Seller acknowledges that the substantiation of a charitable contribution deduction rests exclusively with Seller but for Purchaser's execution of Internal Revenue Service Form 8283.

         26. Survival. With the exception of the indemnity set forth in paragraph 9(b), she indemnities set forth herein will survive the Closing or any termination of this Agreement indefinitely. The warranties and representations set forth herein will survive the Closing for a period of twelve (12) months.

         27. Waivers of Application of Title 42 U.S.C.A. Section 4601 and/or Just Compensation Under Applicable State Statutes. Purchaser may assign this Agreement and its rights as Purchaser hereunder including the Earnest Money by written assignment to a governmental agency or entity which assumes the obligations of Purchaser hereunder, provided such entity is a qualified entity for purposes of ensuring that the transactions contemplated hereunder qualify under the Internal Revenue Code for bargain and Installment sale treatment and do not cause Seller to incur any "roll-back" taxes or increased transfer tax. Seller hereby waives any right to demand fair market value for the Property. In addition, recognizing that this Agreement is made in order to procure lands for public ownership and that condemnation will not be used in any way as part of this transaction or in securing the Property, Seller hereby knowingly waives any potential right to receive compensation for the Property consistent with the requirements of either (i) Title II and Title III of the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, Title 42 U.S.C.A.
Section 4601, et seq. (Public Law 91-646, as amended) including those provisions relating to incidental expenses incurred by Seller and/or (ii) applicable state statutes and regulations. Seller makes this waiver knowing that a governmental agency or entity may ultimately own the Property and/or that a governmental agency or entity may be an assignee of this Agreement.

         28. Saturdays, Sundays, Holidays. If the final date of any time period of limitation set out in any provision of this agreement falls on a Saturday, Sunday or a legal holiday under the laws of the state in which the Property is situated, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         29. Resolution of Disputes. In the event Seller and TCF are unable to agree as to the reduction of the Purchase Price set forth in paragraph 8(b) hereof, Seller and TCF will each appoint an independent forestry consultant, each of which may be a consultant previously engaged by the appointing party with respect to the Real Property, and such two consultants will in turn select a third independent forestry consultant to act with them in a panel to determine the appropriate reduction of the Purchase Price. The panel of consultants will reach a binding decision within thirty (30) days of the selection of the third consultant, and the decision of the panel of consultants as to the reduction of the Purchase Price will be final. Seller and TCF will each bear the cost of its respective consultant and one-half (1/2) of the cost of the third consultant. The date of Closing will be extended to the extent necessary to permit the final decision of the panel of consultants.

         30. Effective Date. The effective date of this Agreement will be the date all parties hereto have executed this contract.

         31. Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference.

         IN WITNESS WHEREOF, this contract has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

                           SELLER:

                           GLATFELTER PULP WOOD COMPANY

                           By: /s/ R.P. Newcomer
                               ---------------------------------------
                           Name:   ROBERT P. NEWCOMER
                           Title:  Vice President & Treasurer

                           TCF:

                           THE CONSERVATION FUND

                           By: /s/ Jodi R. O'Day
                               ---------------------------------------
                           Name:   Jodi R. O'Day
                           Title:  Vice President & Regional Counsel